Exhibit 99.2

MEDIA CONTACT:

Lauren George

407-613-8431

Lauren.George@hgv.com

Hilton Grand Vacations appoints Carlos Hernandez as
Senior Vice President and Chief Accounting Officer

ORLANDO, Fla. (July 30, 2020) – Hilton Grand Vacations Inc. (NYSE:HGV) announces the appointment of Carlos Hernandez as senior vice president and chief accounting officer. Hernandez will oversee SEC reporting, global accounting operations and related internal controls and technical accounting matters. He has more than 25 years of global finance and accounting experience working with both public and private multinational organizations operating across various industries including hospitality.

“Carlos will lead our accounting teams to provide timely and accurate information while reducing financial reporting risk and creating process efficiencies,” said Dan Mathewes, executive vice president and chief financial officer. “In addition, Carlos will focus on regulatory compliance and practices and collaborate closely with me to develop sound financial strategies. He brings an ideal combination of skillsets from the public and private sectors, and I’m confident he’ll be an outstanding addition to our finance leadership team.”

Prior to joining HGV, Hernandez served as chief financial officer of Holistica Destinations Ltd., a joint venture between Royal Caribbean Cruises Ltd. and ITM Group. Previously, he was executive vice president finance of The Ritz-Carlton Yacht Collection, a luxury cruise line affiliated with Marriott International.

Hernandez also previously served as senior vice president of finance at Atlantis Paradise Island, a destination resort located in the Bahamas and senior vice president and controller of Kerzner International, which operated the Atlantis branded destination resorts in the Bahamas and Dubai, the One&Only luxury hotels and Mazagan Beach Resort in Morocco. During his career, Hernandez also worked for Norwegian Cruise Line as vice president and controller and was a senior manager with PricewaterhouseCoopers.

Hernandez holds a master’s and bachelor’s degree in accounting both from Florida International University and is a certified public accountant in the state of Florida.

About Hilton Grand Vacations Inc.
Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 325,000 club members. For more information, visit www.hiltongrandvacations.com.